Exhibit 10.1

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of December 21, 2020, is by and between ImmunityBio, Inc., a Delaware corporation (the “Company”), NantKwest, Inc., a Delaware corporation (“Parent”), and the Persons set forth on Schedule A (the “Parent Significant Stockholders”).

WHEREAS, concurrently with the execution and delivery hereof, the Company, Parent and Nectarine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), as a result of which Merger the Company will become a wholly owned Subsidiary of Parent, subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement);

WHEREAS, the affirmative vote of a majority of the votes cast on a proposal to approve the Parent Share Issuance by the holders of the Parent Shares voting thereon is the only vote of the holders of Parent’s capital stock necessary to approve the Parent Share Issuance;

WHEREAS, as of the date hereof, each Parent Significant Stockholder is the record or beneficial owner of the number of Parent Shares set forth opposite such Parent Significant Stockholder’s name on Schedule A (such Parent Shares, together with any other Parent Shares acquired by such Parent Significant Stockholder after the date hereof and during the term of this Agreement, being collectively referred to as the “Subject Shares” of such Parent Significant Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company and Parent have required that the Parent Significant Stockholders, and as an inducement and in consideration therefor, the Parent Significant Stockholders (in each Parent Significant Stockholder’s capacity as a holder of Parent Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I.

VOTING AGREEMENT; TRANSFER RESTRICTION

1.1. Voting of Parent Shares. Each Parent Significant Stockholder hereby agrees that from and after the date hereof, at every meeting of the holders of Parent Shares (the “Parent Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Parent Stockholders act by written consent in lieu of a meeting), the Parent Significant Stockholders shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote (or cause to be voted) the Subject Shares over which such Parent Significant Stockholder then has the right to vote or direct the voting (a) in favor of the Parent Share Issuance and any other actions presented to the Parent Stockholders that are necessary or desirable to consummate the transactions contemplated by the Merger Agreement, including the Merger and the Parent Share Issuance, and (b) against (i) any action, proposal, agreement, transaction or proposed transaction that would reasonably be expected to result in a breach in any material respect of any obligation of (x) Parent, as set forth in the Merger Agreement, or (y) such Parent Significant Stockholders, as set forth in this Agreement, or (ii) any other action, proposal, agreement or transaction or proposed transaction, in each case, that would reasonably be expected to, prevent or materially delay the Merger, the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement (other than as expressly contemplated by the Merger

Agreement). The obligations of each Parent Significant Stockholder specified in this Section 1.1 shall apply during the period from the date of this Agreement until the termination of this Agreement in accordance with its terms, whether or not the Merger or any of the other transactions contemplated by the Merger Agreement is recommended by the Parent Board.

1.2. Irrevocable Proxy. Each Parent Significant Stockholder hereby irrevocably grants to, and appoints, the Company, Parent and any individual designated in writing by the Company, and each of them individually, as such Parent Significant Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Parent Significant Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Parent Significant Stockholder, to vote its Subject Shares, or grant a consent or approval in respect of its Subject Shares, in a manner consistent with Section 1.1 if such Parent Significant Stockholder has not voted such Subject Shares in a manner consistent with Section 1.1 at least three (3) Business Days prior to the applicable voting deadline. Each Parent Significant Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Parent Significant Stockholder’s execution and delivery of this Agreement. Each Parent Significant Stockholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Parent Significant Stockholder under this Agreement. Each Parent Significant Stockholder hereby further affirms that the irrevocable proxy set forth in this Section 1.2 is coupled with an interest and may under no circumstances be revoked. Each Parent Significant Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by any Parent Significant Stockholder, upon any termination of this Agreement pursuant to Section 4.2.

1.3. No Transfer. Except as expressly permitted or required hereunder or under the Merger Agreement, during the period from the date of this Agreement until the termination of this Agreement in accordance with its terms, each Parent Significant Stockholder shall not, directly or indirectly, transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”) any Subject Shares. Notwithstanding the foregoing, a Parent Significant Stockholder may make Transfers of Subject Shares (i) by will or operation of law, (ii) for estate planning purposes or charitable purposes, (iii) to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with such Parent Significant Stockholder or (iv) if a Parent Significant Stockholder is a trust, to any beneficiary of such Parent Significant Stockholder or the estate of any such beneficiary; provided that, in each case, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either such Parent Significant Stockholder or the transferee provides the Company and Parent with a copy of such agreement promptly prior to the consummation of any such Transfer; provided, further, that any transferring Parent Significant Stockholder shall remain liable for any breaches of this Agreement by such transferee. Upon any such Transfer described in the foregoing sentence, such transferee shall be deemed a “Parent Significant Stockholder” hereunder. Any Transfer in violation of the foregoing shall be null and void ab initio.

1.4. Documentation and Information .Each Parent Significant Stockholder shall permit and hereby consents to and authorizes the Company, Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement, such Parent Significant Stockholder’s identity and ownership of Subject Shares and the nature of such Parent Significant Stockholder’s commitments and obligations under this Agreement.

1.5. No Solicitation of Transactions. Each Parent Significant Stockholder shall not, directly or indirectly: (a) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any Parent Acquisition Proposal, or (c) provide any nonpublic information or data to any Person in connection with the foregoing, in each case except to the same extent that Parent is permitted to engage in, or take, any of the foregoing activities pursuant to Section 7.3 of the Merger Agreement. Such Parent Significant Stockholder hereby represents and warrants that such Parent Significant Stockholder has read Section 7.3 of the Merger Agreement and agrees not to facilitate or participate in any actions prohibited thereby.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE PARENT SIGNIFICANT STOCKHOLDERS

Each Parent Significant Stockholder represents and warrants to each of the Company and Parent that:

2.1. Authorization; Binding Agreement. Such Parent Significant Stockholder, if not a natural person, is duly formed, incorporated or organized, validly existing and, to the extent the concept is applicable to such Parent Significant Stockholder, in good standing under the laws of its jurisdiction of formation, incorporation or organization. Such Parent Significant Stockholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Parent Significant Stockholder, and constitutes a legal, valid and binding obligation of such Parent Significant Stockholder enforceable against such Parent Significant Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.2. Ownership of Subject Shares. As of the date hereof, such Parent Significant Stockholder is beneficial owner and has the right to vote or direct the voting of the Subject Shares listed on Schedule A opposite the Parent Significant Stockholder’s name, free and clear of all Liens that would reasonably be expected to prevent, delay or impair the ability of such Parent Significant Stockholder to perform such Parent Significant Stockholder’s obligations hereunder, except for any Liens created by this Agreement, restrictions under applicable securities Laws or Liens described in the Schedule 13D filed with the Securities and Exchange Commission on August 31, 2015, by the Parent Significant Stockholders (as amended prior to the date hereof). Such Parent Significant Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Subject Shares set forth opposite its name on Schedule A. Such Parent Significant Stockholder has the sole right to vote its Subject Shares, and none of such Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

2.3. Non-Contravention. The execution and delivery of this Agreement by such Parent Significant Stockholder and the performance of the transactions contemplated by this Agreement by such Parent Significant Stockholder does not and will not violate, conflict with or result in a breach of: (a) if not a natural person, the organizational documents of such Parent Significant Stockholder, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which such Parent Significant Stockholder is subject, or (c) any Contract to which such Parent Significant Stockholder is a party or is bound, in each case, that would reasonably be expected to prevent, delay or impair the ability of such Parent Significant Stockholder to perform such Parent Significant Stockholder’s obligations hereunder.

2.4. Litigation. There is no Proceeding pending or, to the knowledge of such Parent Significant Stockholder, any claim that has been asserted against or affecting such Parent Significant Stockholder with respect to a Proceeding, nor is there any Order outstanding against such Parent Significant Stockholder or to which any of its properties or assets is subject that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of such Parent Significant Stockholder to perform its obligations hereunder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Each of the Company and Parent represents and warrants to each of the Parent Significant Stockholders that:

3.1. Organization; Authorization. It is a corporation duly incorporated under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate actions on its part; provided that the consummation of the Merger by the Company is subject to the receipt of the Company Stockholder Approval, the Parent Share Issuance is subject to receipt of the Parent Stockholder Approval and the consummation of the Merger by Parent is subject to receipt of the Parent Majority of the Minority Stockholder Approval. It has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

ARTICLE IV.

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic mail) and shall be given, (a) if to the Company or Parent, in accordance with the provisions of the Merger Agreement and (b) if to a Parent Significant Stockholder, to such Parent Significant Stockholder’s address or electronic mail address set forth on a signature page hereto, or to such other address or electronic mail address as such Parent Significant Stockholder may hereafter specify in writing to the Company and Parent.

4.2. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any amendment to the Merger Agreement that would materially affect the rights of any Parent Significant Stockholder with respect to the Subject Shares without the prior written consent of such Parent Significant Stockholder and (d) the mutual written agreement of each Parent Significant Stockholder, the Company and Parent. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each party hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the federal court of the United States located in the State of Delaware, and appellate courts therefrom (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), electronic signature, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to any other party that requests it.

4.7. Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that the Company and Parent would be irreparably damaged if for any reason any Parent Significant Stockholder fails to perform any of its obligations under this Agreement and that the Company and Parent may not have an adequate remedy at law for money damages in such event. Accordingly, each of the Company and Parent shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which it is entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Remedies Cumulative. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

4.11. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.12. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.13. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.14. Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.15. Capacity as Parent Significant Stockholder. Each Parent Significant Stockholder signs this Agreement solely in such Parent Significant Stockholder’s capacity as a holder of Parent Shares, and not in such Parent Significant Stockholder’s capacity as a director, officer or employee of Parent. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Parent in the exercise of his or her fiduciary duties as a director or officer of Parent, or prevent or be construed to create any obligation on the part of any director or officer of Parent from taking any action in his or her capacity as such director or officer.

4.16. Special Committee. Notwithstanding anything to the contrary set forth in this Agreement, until the termination of this Agreement pursuant to Section 4.2, (i) Parent may take the following actions only with the prior approval of the Special Committee: (a) amending, restating, modifying or otherwise changing any provision of this Agreement; (b) waiving any right under this Agreement or extending the time for the performance of any obligation of any Parent Significant Stockholder hereunder; (c) terminating this Agreement; (d) making any decision or determination, or taking any action under or with respect to this Agreement or the transactions contemplated hereby that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Parent Board; and (e) agreeing to do any of the foregoing and (ii) no decision or determination shall be made, or action taken, by Parent or the Parent Board under or with respect to this Agreement or the transactions contemplated hereby without first obtaining the approval of the Special Committee. For the avoidance of doubt, any requirement of Parent or the Parent Board to obtain the approval of the Special Committee pursuant to this Section 4.16 shall not, and shall not be deemed to, modify or otherwise affect any rights of any Parent Significant Stockholder, or any obligations of Parent, the Special Committee or the Parent Board to any Parent Significant Stockholder, set forth in this Agreement.

4.17. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until this Agreement is executed by all parties hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

IMMUNITYBIO, INC.

By:	/s/ Patrick Soon-Shiong
Name: Patrick Soon-Shiong, MBBCh, FRCS(C), FACS
Title: Chairman and Chief Executive Officer

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NANTKWEST, INC.

By:	/s/ Richard Adcock
Name: Richard Adcock
Title: Chief Executive Officer

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAMBRIDGE EQUITIES, LP

By: MP 13 Ventures, LLC, its General Partner

By:	/s/ Charles Kenworthy
Name: Charles Kenworthy
Title: Manager

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DR. PATRICK SOON-SHIONG

/s/ Patrick Soon-Shiong
Dr. Patrick Soon-Shiong

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CHAN SOON-SHIONG FAMILY FOUNDATION

By:	/s/ Charles Kenworthy
Name: Charles Kenworthy
Title: Executive Vice President

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

Schedule A

Name of Parent Significant Stockholder	No. of Subject Shares
Cambridge Equities, LP	40,575,814
Chan Soon-Shiong Family Foundation	5,618,326
Dr. Patrick Soon-Shiong	23,750,750	[1]

[1]	Dr. Patrick Soon-Shiong holds an option to purchase 900,000 Parent Shares that is fully vested.